                                                                   EXHIBIT 10.24

                         TECHNOLOGY PURCHASE AGREEMENT

                                 BY AND AMONG

                           RED BRICK SYSTEMS, INC.,

                          ENGAGE TECHNOLOGIES, INC.,

                                      AND

                        CMG INFORMATION SERVICES, INC.



                          DATED AS OF AUGUST 29, 1997

                         TECHNOLOGY PURCHASE AGREEMENT
                         -----------------------------



  THIS TECHNOLOGY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 29, 1997, by and among RED BRICK SYSTEMS, INC. ("Red Brick"), a Delaware corporation; ENGAGE TECHNOLOGIES, INC. ("Engage"), a Delaware corporation; and CMG INFORMATION SERVICES, INC. ("CMG"), a Delaware corporation.



                                   Preamble
                                   --------



  The respective Boards of Directors of Red Brick, Engage and CMG are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of certain database technology (the "Database Technology") belonging to Engage and described in EXHIBIT A attached hereto and the assumption by Red Brick of those certain liabilities of Engage set forth on
Schedule 9.1(a) attached hereto (the "Assumed Liabilities"). The transactions described in this Agreement are subject to the satisfaction of certain other conditions described in this Agreement.

  Certain terms used in this Agreement are defined in SECTION 9.1 of this Agreement.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1


                               PURCHASE AND SALE
                               -----------------


  1.1.  Sale and Purchase of Database Technology.  Subject to the terms and
        ----------------------------------------
conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date Engage shall sell, grant, convey, assign, transfer and deliver to Red Brick, and Red Brick shall purchase from Engage, the Database Technology, free and clear of all Liens.

  1.2.  Consideration; Method of Payment; Distribution.  In consideration for
        ----------------------------------------------
the Database Technology, on the Closing Date Red Brick shall:



          (a) Deliver to Engage Nine Million Four Hundred Eighty Thousand Dollars ($9,480,000) in cash by wire transfer to such account(s) as Engage shall designate;

          (b) Deliver to Engage a certificate for that number of newly issued unregistered shares of Common Stock of Red Brick (not to exceed 290,000 shares) determined by dividing the number 2,000,000 by the average closing price of Common Stock of Red Brick over the twenty (20) consecutive trading days ending on and including the third day prior to the

               Closing Date publicly reported for the NASDAQ Stock Market as of 4:30 P.M. Eastern Daylight Savings Time on such dates.

  1.3.  Liabilities Assumed.  In connection with the purchase of the Database
        -------------------
Technology, on the Closing Date, Red Brick will assume, from and after the Closing Date, the Assumed Liabilities as set forth on SCHEDULE 9.1(a) attached hereto. Except for the Assumed Liabilities which Red Brick expressly assumes on the Closing Date, Red Brick will not assume, or be deemed to have assumed, or otherwise be responsible in any respect for, any Liabilities of CMG or Engage of any kind. In connection with the assumption by Red Brick of the liabilities of Engage and CMG under the Software Development, License Agreement and Additional Consulting Services Terms and Conditions between Northwoods Software Corporation and CMG Direct Interactive, Inc., effective as of October 9, 1996, CMG and Engage hereby agree to reimburse Red Brick up to a maximum amount of Ninety-Five Thousand Dollars ($95,000) immediately upon notice to CMG of its payment of Fifty Thousand Dollars ($50,000) for fixed price development effort and Forty-Five Thousand Dollars ($45,000) for license fee.

  1.4.  Assignment of Database Technology Licenses.  EXHIBIT B sets forth all of
        -------------------------------------------
the relevant Contracts or licenses related to the Database Technology (the "Database Technology Licenses") and a description of each such Database Technology License. Notwithstanding anything to the contrary herein stated or otherwise implied, no Database Technology License shall be transferred or assigned hereunder if such transfer or assignment would, without the prior consent or approval of another party which has not been obtained, be ineffective or constitute a breach of any agreement, obligation or instrument relating to the Database Technology. In any such event, however, CMG and Engage covenant and agree that, at the request of Red Brick, the beneficial interest in and to such Database Technology License shall nonetheless pass to Red Brick at the Closing and, further, CMG and Engage shall (i) at the request of Red Brick, hold and declare that it holds such Database Technology License for the benefit of Red Brick, its successors and permitted assigns for a period of up to ninety
(90) days from and after the Closing Date, (ii) use all reasonable efforts (not including the payment of any amounts) to obtain and secure any and all consents and approvals that may be necessary to effect a valid and complete transfer or assignment of such Database Technology License as soon as reasonably possible, and (iii) cooperate with Red Brick in any other reasonable arrangement designed to provide Red Brick with the beneficial enjoyment of such asset.

  1.5.  Time and Place of Closing.  The closing of the transactions contemplated
        -------------------------
hereby (the "Closing") will take place at 5:00 P.M. Eastern Daylight Savings Time on August 29, 1997, or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts, or such other location as may be mutually agreed upon by the Parties. The date of the Closing is herein referred to as the Closing Date.


                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF ENGAGE AND CMG
               ------------------------------------------------

  Except as set forth in the Engage Disclosure Memorandum attached hereto as EXHIBIT B, Engage and CMG, jointly and severally, hereby represent and warrant to Red Brick as of the date of the execution of this Agreement and as of the Closing Date as follows:

  2.1.  Organization, Standing, and Power.  Engage and CMG are each corporations
        ---------------------------------
duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has the corporate power and authority to carry on its business as conducted and to own, lease and operate its material assets. Each of Engage and CMG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of their respective assets or the nature or conduct of their respective businesses requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CMG or Engage.

  2.2.  Authority: No Breach By Agreement.
        ---------------------------------

        (a) Each of Engage and CMG has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Related Agreements to which each is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action in respect thereof on the part of Engage and CMG. This Agreement and the Related Agreements represent legal, valid, and binding obligations of CMG and Engage enforceable against CMG and Engage in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

        (b) Neither the execution and delivery of this Agreement and the Related Agreements by Engage and CMG, nor the consummation by Engage and CMG of the transactions contemplated hereby, nor compliance by Engage and CMG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Engage's or CMG's Certificate of Incorporation or By-Laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of CMG or Engage, including the Database Technology under, any Contract or Permit of Engage or CMG, or (iii) subject to receipt of the requisite Consents referred to in
SECTION 6.1(b), violate any Law or Order applicable to Engage or CMG or any of their respective material assets, including the Database Technology.

        (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Engage or CMG of the other transactions contemplated in this Agreement.

  2.3.  Database Technology.
        -------------------

        (a) EXHIBIT A sets forth in reasonable detail all of the Database Technology which Engage owns or to which Engage has a license and which Engage is selling to Red Brick under this Agreement. There are no outstanding Contracts of any kind relating to the Database Technology other than the Database Technology Licenses. Engage is not in Default under any of the Database Technology Licenses.

        (b) EXHIBIT A-1 sets forth all of the Intellectual Property related to the Database Technology. Engage holds and is transferring or licensing hereunder all Intellectual Property related to the Database Technology without any conflict with or infringement upon the rights of others. Engage has the right to convey by sale, transfer or license the Database Technology to Red Brick free and clear of Liens. Engage is not a party to or bound under any agreement, contract, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the continued sale or exploitation of the Database Technology by Red Brick after the Time of Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement. The Database Technology, to the best Knowledge of CMG and Engage, does not infringe upon any intellectual, proprietary or other rights of any person, firm, corporation or other entity anywhere in the world. No proceedings have been instituted, are pending, or, to the Knowledge of Engage or CMG, have been threatened, which challenge the rights of Engage with respect to such Database Technology used, sold or licensed by Engage in the course of its business, nor has any person claimed or alleged any rights to such Database Technology, nor is Engage aware of any basis or alleged basis for any such claim or assertion. Except as disclosed in the Engage Disclosure Memorandum, Engage is not obligated to pay any recurring royalties to any Person with respect to any such Database Technology.

        (c) Engage has taken reasonable security measures to protect the secrecy, confidentiality and value of the Database Technology, and has not disclosed the Database Technology (or any portion thereof) to any third party. EXHIBIT B sets forth a complete and accurate list of all individuals who have had access to the Database Technology. Except as disclosed in the Engage Disclosure Memorandum, every officer, director, or employee of Engage is a party to a Contract which requires such officer, director or employee to assign any interest in any such Database Technology to Engage and to keep confidential and refrain from using any trade secrets, proprietary data, customer information, or other business information of Engage relating to such Database Technology, and no such officer, director or employee is party to any Contract with any Person other than Engage which requires such officer, director or employee to assign any interest in any such Database Technology to any Person other than Engage or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than Engage relating to such Database Technology. The Database Technology does not include any inventions of employees of Engage made prior to the time such employees became employees of Engage nor any intellectual property of any previous employer of such employees.

        (d) The Database Technology performs in accordance with all relevant documentation and other written materials (identified on EXHIBIT A) used in connection with the Database Technology, conforms to all relevant specifications (identified on EXHIBIT A) related to the Database Technology and is free of all Liens and encumbrances. In addition, the computer software of Engage included in the Database Technology (the "Software") is in machine-readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software. Engage has delivered to Red Brick complete and correct copies of all user and technical documentation related to the Database Technology. Neither Engage nor, to the Knowledge of Engage, any employee or agent thereof, has developed or assisted in (i) the enhancement of the Database Technology or Software, except for enhancements included in the Database Technology or the Software to be delivered to Red Brick pursuant hereto, or (ii) the development of any program or product based on the Database Technology or Software or any part thereof except for any program or product to be delivered to Red Brick pursuant hereto. Engage has kept secret and has not disclosed Software or any portion thereof (including, without limitation, all or part of the source code for the Software) to any person or entity other than certain employees or consultants of Engage who are subject to the terms of a binding confidentiality agreement with respect thereto.

  2.4.  Legal Proceedings.  There is no Litigation instituted or pending, or, to
        -----------------
the Knowledge of Engage, threatened (or unasserted but considered probable of assertion) against Engage or CMG, or against any consultant or employee of Engage or CMG, or against any asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Engage or CMG affecting the Database Technology in any respect. To the best of Engage's and CMG's Knowledge, there is no basis or alleged basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated.

  2.5.  Investment Representation.  Engage understands that the shares of Red
        -------------------------
Brick Common Stock to be issued to Engage under this Agreement have not been registered by Red Brick under the Securities Laws and, therefore, the shares cannot be sold or otherwise transferred unless either they are registered under the Securities Laws or an exemption from such registration is available. In connection with such issuance, Engage hereby makes the additional representations and warranties to Red Brick as set forth in SCHEDULE 2.5 attached hereto.

  2.6.  Confidential Information.  The parties acknowledge and agree that during
        ------------------------
the course of performing their duties under this Agreement, the parties may exchange confidential and proprietary information ("Confidential Information"). Confidential Information shall include, without limitation, customer lists, trade secrets, product plans and schedules, new product information, technical data and know-how, instructional and operating manuals, financial information, marketing and sales data and plans, and any other business, financial or technical information. Each party acknowledges that the Confidential Information of the other party constitutes valuable trade secrets of that party. Both parties agree that this Agreement establishes a confidential relationship between CMG/Engage and Red Brick as to the other party's Confidential Information. Each party agrees, therefore, to preserve the confidential nature of the other party's Confidential Information by retaining and using such Confidential Information in trust and confidence, solely in accordance with their rights under this Agreement or other agreements between the parties, and further agrees not to (except as may be otherwise permitted under this Agreement or other agreements between the parties) (i) use the Confidential Information;
(ii) disclose the Confidential Information to any third parties; (iii) permit the use of such Confidential Information by, or disclosure of such Confidential Information to unauthorized persons. Each party agrees to promptly report to the other party any violations of these provisions by its employees, consultants or agents of which they are aware. Except as otherwise permitted under this Agreement, neither party shall copy or make, cause or permit any third party to copy such Confidential Information, in whole or in part, without the prior written consent of the other party. A party receiving Confidential Information shall not be obligated under this SECTION 2.6 with respect to information the receiving party can document: (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (c) was rightfully in possession of the receiving party without restriction prior to its disclosure by the other party; or (d) was independently developed by the receiving party by employees without violation of this SECTION
2.6. Notwithstanding the foregoing, all Database Technology shall be deemed Confidential Information of Red Brick disclosed to Licensee under this Agreement and exceptions (c) and (d) above will not be applicable thereto.

  2.7.  Disclosure.  Engage and CMG have fully provided Red Brick with all the
        ----------
information that Red Brick has requested for deciding whether to purchase the Database Technology and all information that Engage and CMG believe is reasonably necessary to enable Red Brick to make such decision. Neither this Agreement nor any of the Related Agreements, nor any other statement or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

  2.8.  Financial Statements.  CMG has delivered to Red Brick its consolidated
        --------------------
audited financial statements (balance sheet and income statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at July 31, 1996, and for the fiscal year then ended, and its unaudited financial statements (balance sheet, income statement and statement of cash flows) as at and for the nine-month period ended April 30, 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of CMG as of the dates and for the periods indicated therein, subject in the case of unaudited Financial Statements to normal year-end adjustments. Except as set forth in the Financial Statements, CMG has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to April 30, 1997, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of CMG, taken as a whole. CMG maintains its books and records in accordance with generally accepted accounting principles.

  2.9.  SEC Filings.
        -----------

        (a) CMG has timely filed and made available to Red Brick all SEC Documents required to be filed by CMG since July 31, 1996 (the "CMG SEC Reports"). The CMG SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CMG SEC Reports or necessary in order to make the statements in such CMG SEC Reports, in light of the circumstances under which they were made, not misleading.

        (b) Each of the Financial Statements (including, in each case, any related notes) contained in the CMG SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in generally accepted accounting principles, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CMG as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  2.10.  Absence of Undisclosed Liabilities.  Neither Engage nor CMG, nor any
         ----------------------------------
Subsidiary of either Engage or CMG has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Engage or CMG, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Engage or CMG as of April 30, 1997, included in the Financial Statements or SEC Reports of CMG delivered prior to the date of this Agreement or reflected in the notes thereto. Neither Engage nor CMG, nor any Subsidiary of either Engage or CMG, has incurred or paid any Liability since April 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or
(ii) in connection with the transactions contemplated by this Agreement. There are not debts, liabilities or obligations to which the Database Technology is subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, except those arising under the Database Technology Licenses set forth in EXHIBIT B.

  2.11.  Absence of Certain Changes or Events.  Since April 30, 1997, except as
         ------------------------------------
disclosed in the Financial Statements delivered prior to the date of this Agreement or as disclosed in the Engage Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Engage or CMG.

  2.12.  Title to Property and Assets.  Except as set forth on the Engage
         ----------------------------
Disclosure Memorandum, Engage or CMG owns and has good and marketable title to all of the hardware described in SECTION 5.6 and listed on SCHEDULE 5.6 (the "Hardware"), free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever. Except as set forth on the Engage Disclosure Memorandum, by virtue of the deliveries made at the Closing, Red Brick will own and obtain good and marketable title to the Hardware, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, charges, equities, clouds and restrictions of any nature whatsoever.

  2.13.  Transferred Employees.  Engage and CMG are not aware that any of the
         ---------------------
Transferred Employees, as defined in SECTION 5.5 and listed on SCHEDULE 5.5 are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency, that would (i) prevent any of such Transferred Employees from being employed by Red Brick, (ii) interfere with the ability of any such Transferred Employees from using his or her best efforts to promote the interests of Red Brick, or (iii) conflict with Red Brick's business as proposed to be conducted. Neither the execution nor delivery of this Agreement nor any of the Related Agreements, nor the carrying on of Engage's or CMG's business by the Transferred Employees prior to the Closing, nor the proposed employment of the Transferred Employees by Red Brick immediately after the Closing, will, to the best of Engage's or CMG's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such Transferred Employees is now obligated. Engage and CMG do not believe it is or will be necessary for Red Brick to utilize any inventions of any of the Transferred Employees made prior to or outside the scope of their employment by Engage or CMG.


                                   ARTICLE 3
                                   ---------

                  REPRESENTATIONS AND WARRANTIES OF RED BRICK
                  -------------------------------------------


  Except as set forth in the Red Brick Disclosure Memorandum attached hereto as EXHIBIT C, Red Brick hereby represents and warrants to Engage and CMG as of the date of execution of this Agreement and as of the Closing Date, as follows:

  3.1.  Organization, Standings and Power.  Red Brick is a corporation duly
        ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. Red Brick is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Brick.

  3.2.  Authority; No Breach By Agreement.
        ---------------------------------

        (a) Red Brick has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Red Brick. This Agreement and the Related Agreements represent legal, valid, and binding obligations of Red Brick enforceable against Red Brick in accordance with their terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b) Neither the execution and delivery of this Agreement and the Related Agreements by Red Brick, nor the consummation by Red Brick of the transactions contemplated hereby, nor compliance by Red Brick with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Red Brick's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset of any Red Brick Company under, any Contract or Permit of any Red Brick Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Brick, or, (iii) subject to receipt of the requisite Consents referred to in SECTION 6.1(B), violate any Law or Order applicable to any Red Brick Company or any of their respective material assets.

        (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Brick, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Red Brick of the transactions contemplated in this Agreement.

  3.3.  Capital Stock.
        -------------

        (a) The authorized capital stock of Red Brick consists of (I) 20,000,000 shares of Red Brick Common Stock, of which 11,492,824 shares are issued and outstanding as of July 31, 1997, and (II) 2,000,000 shares of Red Brick Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Red Brick Capital Stock are, and all of the shares of Red Brick Common Stock to be issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Red Brick Capital Stock has been, and none of the shares of Red Brick Common Stock to be issued in accordance with the terms of this Agreement will be, issued in violation of any preemptive rights of the current or past stockholders of Red Brick.

        (b) Except as set forth in the Red Brick Disclosure Memorandum, there are no shares of capital stock or other equity securities of Red Brick outstanding and no outstanding Rights relating to the capital stock of Red Brick.

  3.4.  SEC Filings; Financial Statements.
        ---------------------------------

        (a) Red Brick has timely filed and made available to Engage all SEC Documents required to be filed by Red Brick since December 31, 1996 (the "Red Brick SEC Reports"). The Red Brick SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Red Brick SEC Reports or necessary in order to make the statements in such Red Brick SEC Reports, in light of the circumstances under which they were made, not misleading.

        (b) Each of the Red Brick Financial Statements (including, in each case, any related notes) contained in the Red Brick SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in generally accepted accounting principles, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Red Brick as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  3.5.  Absence of Undisclosed Liabilities.  No Red Brick Company has any
        ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Brick, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Red Brick as of June 30, 1997, included in the Red Brick Financial Statements or SEC Reports delivered prior to the date of this Agreement or reflected in the notes thereto. No Red Brick Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or (ii) in connection with the transactions contemplated by this Agreement.

  3.6.  Absence of Certain Changes or Events.  Since June 30, 1997, except as
        ------------------------------------
disclosed in the Red Brick Financial Statements delivered prior to the date of this Agreement or as disclosed in SECTION 3.6 of the Red Brick Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Brick.

                                   ARTICLE 4
                                   ---------

                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------


  4.1.  Affirmative Covenants of Engage.  From the date of this Agreement until
        -------------------------------
the earlier of the Closing or the termination of this Agreement, unless the prior written consent of Red Brick shall have been obtained, and except as otherwise expressly contemplated herein, Engage shall preserve intact its business organization and Database Technology and maintain its rights and franchises with respect thereto, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

  4.2.  Negative Covenants of Engage.  From the date of this Agreement until the
        ----------------------------
earlier of the Closing or the termination of this Agreement, unless the prior written consent of Red Brick shall have been obtained, and except as otherwise expressly contemplated herein, Engage covenants and agrees that it will not do or agree or commit to do any of the following:

          (a) impose, or suffer the imposition, on any of the Database Technology of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Engage Disclosure Memorandum), or

          (b) effect any increase or decrease in compensation or benefits to any of the Transferred Employees of Engage;

          (c) enter into or amend any employment, consulting or management Contract between Engage and any Transferred Employee (unless such amendment is required by Law) that Engage does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

          (d) adopt any new employee benefit plan of Engage or terminate or withdraw from, or make any change in or to, any existing employee benefit plan of Engage; or

          (e) commence any Litigation or settle any Litigation involving any Liability of Engage for material money damages or restrictions upon the operations of Engage which affect the Database Technology; or

          (f) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims which affect the Database Technology in any respect; or

          (g) terminate the employment of any Transferred Employee or effect a change in their position within Engage or CMG whether by promotion or demotion.

  4.3.  Covenants of Red Brick.  From the date of this Agreement until the
        ----------------------
earlier of the Closing or the termination of this Agreement, unless the prior written consent of Engage shall have been obtained, and except as otherwise expressly contemplated herein, Red Brick covenants and agrees that it shall (a) continue to conduct its business and the business of its Red Brick

Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Red Brick Common Stock and the business prospects of the Red Brick Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Red Brick Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Red Brick Company from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of Red Brick, desirable in the conduct of the business of Red Brick and its Red Brick Subsidiaries.


                                   ARTICLE 5


                             ADDITIONAL AGREEMENTS
                             ---------------------

  5.1.  Exchange Listing.  If required by law or the NASD, Red Brick shall use
        ----------------
its reasonable efforts to list, prior to the Closing, on the Nasdaq National Market the shares of Red Brick Common Stock to be issued to Engage pursuant to this Agreement, and Red Brick shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

  5.2.  Investigation and Confidentiality.
        ---------------------------------

        (a) Prior to the Closing, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the transactions contemplated hereby and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of any other Party.

        (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

  5.3.  Press Releases.  Prior to the Closing, CMG, Engage and Red Brick shall
        --------------
consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this SECTION 5.3 shall be deemed to prohibit any Party from making (following notice to the other Parties hereto) any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  5.4.  Certain Actions.  Except with respect to this Agreement and the
        ---------------
transactions contemplated hereby, neither Engage nor CMG nor any Affiliate thereof nor any Representatives thereof retained by Engage or CMG shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither Engage nor CMG nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to any Acquisition Proposal other than this Agreement. Engage and CMG shall promptly advise Red Brick following the receipt of any Acquisition Proposal other than this Agreement and the details thereof, and advise Red Brick of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Engage and CMG shall
(I) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (II) direct and use their reasonable efforts to cause all of their Affiliates and Representatives not to engage in any of the foregoing.

  5.5.  Transferred Employees.  Red Brick shall offer employment (within twenty
        ---------------------

(20) miles of Andover, Massachusetts) to certain Persons listed on SCHEDULE 5.5 hereto who are or were prior to the Closing Date employees of Engage, on such terms and conditions as Red Brick shall deem appropriate which terms and conditions shall include comparable wages or substantially similar compensation in the aggregate. Any such employees who desire to accept employment with Red Brick (a "Transferred Employee") shall be allowed by Engage and CMG to accept such employment, and Engage and CMG will use their best efforts to encourage and assist any such employees in becoming employees of Red Brick. Red Brick agrees to open a development facility in the Greater Boston area for the Transferred Employees, provided, however, that Red Brick makes no commitment to keep such facility open in the future. The Transferred Employees shall cease to be employees of Engage and shall become employees of Red Brick as of the Closing Date (and Red Brick shall thereafter be responsible for and obligated to pay all compensation and fringe benefits with respect to said Transferred Employees); provided, however, that Engage shall continue to provide said Transferred Employees with their current working environment without charge to Red Brick until the Operational Cutover Date. If any of the Transferred Employees continue to occupy premises occupied by CMG or Engage after the Operational Cutover Date, CMG and Engage shall continue to maintain the Transferred Employees' work environment, and Red Brick shall continue to pay all compensation and fringe benefits with respect to the Transferred Employees and, in addition, shall reimburse CMG and Engage for all lease costs of CMG and Engage with respect to such premises occupied by said Transferred Employees (including a reasonable allocation of common areas) and shall reimburse CMG and Engage for all utilities, taxes and other costs of operating such premises and shall reimburse CMG and Engage for all other costs reasonably associated with or related to said Transferred Employees and said occupied premises. Red Brick shall reimburse such costs immediately to CMG or Engage upon the receipt by Red Brick of an invoice for such costs. Red Brick, CMG and Engage agree to use their best efforts to make sure that the Operational Cutover Date occurs on or before January 1, 1998. In connection with the foregoing, Red Brick agrees to use its best efforts to vacate the premises occupied by CMG or Engage on or before January 1, 1998, and CMG and Engage agree to use their best efforts to provide (if reasonably possible and on arm's length terms) a development facility for Red Brick on or before January 1, 1998, within separate space available to CMG under its sublease from FTP Software, Inc. Red Brick will not assume any existing collective bargaining agreement between Engage or CMG and any labor organization with respect to the Transferred Employees, and further, Red Brick will not be responsible or liable for any claim arising out of or alleging Engage's or CMG's non-compliance with any collective bargaining agreement prior to the Closing Date. Red Brick will not be responsible or liable for (a) any unfair labor practices, including, but not limited to, any claim that Engage or CMG failed to fulfill any bargaining obligation it may have had with respect to any aspect of this transaction or its effects upon the Transferred Employees; (b) any violations of local, state or federal law, including, but not limited to, the Worker Adjustment and Retraining

Notification Act up to the Closing Date; (c) any claim or demand related to any service of any Transferred Employee with Engage or CMG, including, but not limited to, any accrued vacation or severance; (d) any unfunded liabilities relating to pension benefits, including, but not limited to, any complete or partial withdrawal liabilities; and (e) any claim or demand arising out of the termination of the employment of any of Engage's or CMG's employees up to and including the Closing Date.

  5.6.  Hardware.  CMG and Engage agree to sell to Red Brick and Red Brick
        --------
agrees to buy at the Closing the hardware used in the development of the Database Technology and Software and set forth on SCHEDULE 5.6 attached hereto at book value as set forth therein.

  5.7.  Software.  CMG and Engage agree to provide Red Brick with certain
        --------
miscellaneous software free of charge as set forth on SCHEDULE 5.7 attached hereto.

  5.8.  Mutual Reseller and Alliance Agreement.  Engage, CMG and Red Brick shall
        --------------------------------------
enter into a Mutual Reseller and Alliance Agreement as of the Closing Date in the form attached hereto as EXHIBIT F with the understanding that the right of CMG and Engage to enforce the non-competition covenant set forth therein shall be construed and interpreted in the context of this Technology Purchase Agreement and shall be supported by the consideration (the sale of the Database Technology) as set forth in this Agreement.

  5.9.  Transferred Employee Agreement and Release.  The Transferred Employees
        ------------------------------------------
listed on SCHEDULE 5.5 and Engage shall have executed the Transferred Employee Agreement and Release in the form attached hereto as EXHIBIT G.

  5.10.  Mutual Non-Solicitation.
         -----------------------

        (a) The parties further agree that (i) prior to the Closing Date, neither party (whether on their own account or as a stockholder, partner, joint venturer, and/or agent, of any person, firm, corporation or other entity) will directly or indirectly hire or solicit, encourage or recruit any of the other party's employees (including, with respect to CMG and Engage, the Transferred Employees), and (ii) for a period of two (2) years after the Closing Date, neither party (whether on their own account or as a stockholder, partner, joint venturer, and/or agent, of any person, firm corporation or other entity) will directly or indirectly solicit or recruit any of the other party's employees (including, with respect to CMG and Engage, Transferred Employees) to leave their employment for any reason. For the purpose of clarification, the foregoing obligation in this SECTION 5.10(a) does not apply to Red Brick with respect to the Transferred Employees.

        (b) Without limitation, the parties agree and intend that the covenants contained in this SECTION 5.10 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and each political subdivision of the United States and each other nation to which this Agreement is applicable. If, in any judicial proceeding, a court shall refuse to enforce in such action any or all of the separate covenants deemed included herein, then unenforceable covenants shall be deemed modified or eliminated from the provisions hereof for the purpose of such proceeding to the minimum extent necessary to permit the remaining separate covenants to be enforced in such a proceeding to the maximum possible extent.

  5.11.  Registration of Shares of Red Brick Common Stock.  The shares of Red
         ------------------------------------------------
Brick Common Stock being issued to Engage or CMG pursuant to SECTION 1.2(B) of this Agreement are unregistered shares of Common Stock. The parties to this Agreement currently contemplate that CMG or Engage or the holder of any such shares will be able to sell any part or all of such shares issued pursuant to this Agreement at any time following the first anniversary of the Closing Date pursuant to Rule 144 ("Rule 144") of the Securities Act of 1933, as amended, and any applicable state securities laws (the "State Securities Laws"). If CMG or Engage or any such holder cannot sell all of such shares of Red Brick Common Stock (or any part thereof which CMG or Engage or such holder desires to sell) pursuant to Rule 144 and applicable State Securities Laws during any period not exceeding ten (10) business days occurring at any time after the first anniversary of the Closing Date, or if any such sale of such shares during any such period pursuant to Rule 144 and applicable State Securities Laws (as opposed to a registration statement) would have an adverse effect on Engage or CMG or any such holder, then Red Brick agrees that upon the request of CMG or Engage or any such holder, Red Brick will use its best efforts promptly to register one time only any part or all of such shares of Red Brick Common Stock, provided that the total dollar amount of securities offered in such registration (net of underwriting discounts and commissions) by Engage or CMG or any other holder or any other stockholder of Red Brick participating in such registration shall be at least Five Hundred Thousand Dollars ($500,000). The cost of such registration (excluding commissions and selling expenses) shall be borne by Red Brick. Red Brick shall have the right to delay any demand registration for a period of up to ninety
(90) days once during any twelve (12) month period provided that the Board of Directors issues a notice to CMG, Engage or any such holder following a request for a demand registration stating that such registration would have a material adverse effect on Red Brick at that time. All registration rights hereunder will terminate and be of no further force or effect three (3) years following the Closing Date and shall also terminate and be of no further force or effect with respect to any shares of Red Brick Common Stock sold pursuant to Rule 144 or pursuant to an effective registration statement. Engage and CMG acknowledge that Red Brick is currently a party to that certain Amended and Restated Investor Rights Agreement dated November 5, 1993 (the "Existing Registration Rights Agreement"), a copy of which has been provided to Engage or its counsel. CMG and Engage agree that the registration of shares of Red Brick Common Stock pursuant to this SECTION 5.11 will not cause Red Brick to breach its obligations under the Existing Registration Rights Agreement as in effect on the Closing Date, provided that nothing herein shall relieve Red Brick from its obligation to use its best efforts to register shares of Red Brick Common Stock belonging to CMG or Engage or any such holder as provided above in a manner as consistent as may be possible with said existing Registration Rights Agreement.

  5.12. CMG and Engage shall account for the transaction contemplated under this Agreement in accordance with the guidelines set forth in SCHEDULE 5.12 attached hereto.

  5.13. As of the Closing Date, CMG and Engage hereby assign, transfer and convey to Red Brick all of their rights and interests in those contracts or licenses related to the Intellectual Property set forth in SCHEDULE 9.1(A).


                                   ARTICLE 6

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

  6.1.  Conditions to Obligations of Each Party.  The respective obligations of
        ---------------------------------------
each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to SECTION 9.6:

          (a)  Regulatory Approvals.  All Consents of, filings and registrations
               --------------------
               with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

          (b)  Consents and Approvals.  Each Party shall have obtained any and
               ----------------------
               all Consents required for consummation of the transactions contemplated hereby or for the preventing of any Default under any Contract or Permit of such Party as set forth on SCHEDULE 6(b) attached hereto.

          (c)  Legal Proceedings.  No court or governmental or regulatory
               -----------------
               authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

  6.2.  Conditions to Obligations of Red Brick.  The obligations of Red Brick to
        --------------------------------------
perform this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Red Brick pursuant to SECTION 9.6(a):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
               warranties of CMG and Engage set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
               agreements and covenants of Engage and CMG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with.

          (c)  Certificates.  Engage and CMG shall have delivered to Red Brick
               ------------
               (i) a certificate, dated as of the Closing and signed on their behalf by their chief executive officers or their chief financial officers, to the effect that the conditions set forth in SECTION
               6.1 as relates to Engage and CMG and in SECTION 6.2(a) and 6.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Engage's and CMG's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Red Brick and its counsel shall request.

          (d)  Conveyance Documents.  Red Brick shall have received such
               --------------------
               assignments, bills of sale and other instruments of transfer and conveyance (including, without limitation, conveyance documents from Engage) as, in the opinion of Red Brick, shall be effective to vest in Red Brick valid legal title to the Database Technology in accordance with the terms of this Agreement as well as such termination statements, releases, satisfactions and other instruments as, in the opinion of Red Brick, shall be required to evidence payment, satisfaction and cancellation of record of all Liens which affect ownership and title to the Database Technology.

          (e)  Opinion of Counsel to CMG and Engage.  Red Brick shall have
               ------------------------------------
               received an opinion of Palmer & Dodge LLP, counsel to CMG and Engage, dated as of the Closing, in form reasonably satisfactory to Red Brick, and as set forth in EXHIBIT D.

          (f)  Offer Letters.  All Transferred Employees of Engage listed on
               -------------
               SCHEDULE 5.5 have, subject to the Closing, accepted employment with Red Brick and have executed and delivered to Red Brick offer letters in form and substance satisfactory to Red Brick.

          (g)  Proprietary Information and Inventions Agreements.  All
               -------------------------------------------------
               Transferred Employees of Engage listed on SCHEDULE 5.5 have executed and delivered to Red Brick invention and confidentiality agreements in form and substance satisfactory to Red Brick.

          (h)  Mutual Reseller and Alliance Agreement.  CMG, Engage and Red
               --------------------------------------
               Brick shall have executed and delivered a Mutual Reseller and Alliance Agreement in the form attached hereto as EXHIBIT F.

  6.3.  Conditions to Obligations of Engage and CMG.  The obligations of Engage
        -------------------------------------------
and CMG to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Engage and CMG pursuant to SECTION 9.6(b):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
               warranties of Red Brick set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
               agreements and covenants of Red Brick to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing shall have been duly performed and complied with in all material respects.

          (c)  Certificates.  Red Brick shall have delivered to Engage (i) a
               ------------
               certificate, dated as of the Closing and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in SECTION 6.1 as relates to Red Brick and in SECTION 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Board of Directors of Red Brick evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Engage and CMG and their counsel shall request.

          (d)  Assumption Documents.  Engage shall have received such agreement
               --------------------
               or instruments of assumption as, in the opinion of Engage, shall be necessary to effect Red Brick's assumption of the Assumed Liabilities in accordance with the terms of this Agreement.

          (e)  Opinion of Counsel.  Engage shall have received an opinion of
               ------------------
               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Red Brick, dated as of the Closing, in form reasonably acceptable to Engage, and as set forth in EXHIBIT E.

          (f)  Mutual Reseller and Alliance Agreement.  CMG, Engage and Red
               --------------------------------------
               Brick shall have executed and delivered a Mutual Reseller and Alliance Agreement in the form attached hereto as EXHIBIT F.


                                   ARTICLE 7

                                INDEMNIFICATION
                                ---------------


  7.1.  Agreement of Indemnitors to Indemnify.  Subject to the terms and
        -------------------------------------
conditions of this ARTICLE 7, Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

        (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of Engage or CMG contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors in connection herewith;

        (b) a breach of or failure to perform any covenant or agreement of CMG or Engage made in this Agreement; or

        (c)  any Liability of Engage or CMG, other than the Assumed
             Liabilities.

  7.2.  Limitations on Indemnification.
        ------------------------------

        (a) The indemnification obligations set forth in SECTIONS 7.1(a), (b) AND (c) shall survive the Closing Date and continue thereafter for a period of twenty-four (24) months, provided that any Indemnification Claim under SECTION 7.1(a), (b), AND (c) made prior to the end of such twenty-four (24) month period following the Closing Date shall survive until paid or otherwise resolved in accordance with the terms of this Agreement. Notwithstanding the foregoing sentence, any indemnification obligations related to tax liabilities shall survive the Closing Date and continue for so long as a claim may normally be brought against a party for breach of such obligations under the provisions of the applicable statute of limitations governing such obligations.

        (b) The Indemnitors shall have no obligation for indemnification under this

ARTICLE 7 unless and until the aggregate amount of Losses (on a cumulative basis) claimed against all Indemnitors exceed Fifty Thousand Dollars ($50,000); provided that once the aggregate Indemnification Claims reach that amount, there shall be no limitation on the ability to assert Claims hereunder and the Indemnitees shall be liable for all such Indemnification Claims, including amounts required to reach the Fifty Thousand Dollars ($50,000) threshold.

        (c) In no event shall the indemnification obligations of CMG and Engage hereunder exceed a maximum of Two Million Dollars ($2,000,000) in the aggregate.

  7.3.  Procedures for Indemnification.
        ------------------------------

        (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitors requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses.

        (b) The Indemnitors shall have 45 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitors. If an objection is timely interposed by the Indemnitor and the dispute is not resolved by such Indemnitee and the Indemnitor within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in SECTION 7.5.

        (c) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, the obligation of the Indemnitors shall be immediately satisfied.


                                   ARTICLE 8

                                  TERMINATION
                                  -----------


  8.1.  Termination.  Notwithstanding any other provision of this Agreement,
        -----------
this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a)  By mutual written consent of Red Brick, and Engage and CMG; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the non-breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party in the event any Consent of any Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

          (e) By either Party in the event that the transactions contemplated hereby shall not have been consummated by September 30, 1997; or

          (f) By either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by the date specified in SECTION 8.1(e).

  8.2.  Effect of Termination.  In the event of the termination and abandonment
        ---------------------
of this Agreement pursuant to SECTION 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this SECTION 8.2 and ARTICLE 9 and SECTION 2.6 and SECTION 5.2(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to SECTIONS 8.1(b), 8.1(c) or 8.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.


                                   ARTICLE 9

                                 MISCELLANEOUS
                                 -------------


  9.1.  Definitions.
        -----------

        (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:


              "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock and/or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries which includes in any event the Database Technology.

              "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

              "AGREEMENT" shall mean this Technology Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

              "ASSUMED LIABILITY" shall mean the Liabilities of Engage listed on
              SCHEDULE 9.1(a) hereto, and no others.

              "CLOSING DATE" shall mean the date on which the Closing occurs.

              "CMG" shall mean CMG Information Services, Inc., a Delaware corporation and stockholder of Engage.

              "CONFIDENTIALITY AGREEMENT" shall mean that certain
              Confidentiality Agreement, dated June 2, 1997, between Engage and Red Brick.

              "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

              "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

              "DATABASE TECHNOLOGY" shall mean the software and other technology described in EXHIBIT A, including the Intellectual Property and all user or product documentation or other written materials related thereto.

              "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

              "ENGAGE DISCLOSURE MEMORANDUM" shall mean the written information entitled "Engage Technologies, Inc. Disclosure Memorandum" delivered on the date of this Agreement to Red Brick describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

              "EXHIBITS" A through G, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

              "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

              "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under

              Article 7.

              "INDEMNITEES" shall mean Red Brick and its Affiliates and representatives.

              "INDEMNITORS" shall mean Engage and CMG.

              "INTELLECTUAL PROPERTY" shall mean copyrights, patents, patent rights, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and any other intellectual property rights throughout the world.

              "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

              "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

              "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

              "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, restriction or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the property subject to such Lien.

              "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its assets (including Contracts related to it), or the transactions contemplated by this Agreement.

              "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

              "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities,
              (b) changes in generally accepted accounting principles or regulatory accounting principles, and (c) actions and omissions of a Party taken with the prior informed written Consent of the other Parties in contemplation of the transactions contemplated hereby.

              "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

              "NASD" shall mean the National Association of Securities Dealers, Inc.

              "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

              "OPERATIONAL CUTOVER DATE" means the date of completion of Work Order Number 1 under the Consulting Services Agreement of even date herewith.

              "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

              "PARTY" shall mean either CMG or Engage or Red Brick, and "Parties" shall mean all of CMG, Engage and Red Brick.

              "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

              "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

              "RED BRICK CAPITAL STOCK" shall mean, collectively, the Red Brick Common Stock, the Red Brick Preferred Stock and any other class or series of capital stock of Red Brick.

              "RED BRICK COMMON STOCK" shall mean the $0.0001 par value common stock of Red Brick.

              "RED BRICK COMPANIES" shall mean, collectively, Red Brick and all Red Brick Subsidiaries.

              "RED BRICK DISCLOSURE MEMORANDUM" shall mean the written information entitled "Red Brick Systems, Inc. Disclosure Memorandum" delivered on the date of this Agreement to Engage describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

              "RED BRICK SUBSIDIARIES" shall mean the Subsidiaries of Red Brick.

              "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Red Subsidiaries.

              "RELATED AGREEMENTS" shall mean the Mutual Reseller and Alliance Agreement referred to herein.

              "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

              "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

              "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

              "SECURITIES LAWS" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

              "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

  9.2.  Expenses.
        --------

        (a)  Except as otherwise provided in this Section 9.2 and subject to
Section 7.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

        (b) Nothing contained in this Section 9.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

  9.3.  Brokers and Finders.  Except as set forth in their respective Disclosure
        -------------------
Memoranda, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CMG or Engage or Red Brick, each of CMG or Engage or Red Brick, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  9.4.  Entire Agreement.  Except as otherwise expressly provided herein, this
        ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 5.1(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

  9.5.  Amendments.  To the extent permitted by Law, this Agreement may be
        ----------
amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

  9.6.  Waivers.
        -------

        (a) Prior to or at the Closing, Red Brick, acting through its Board of Directors, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Engage or CMG, to waive or extend the time for the compliance or fulfillment by Engage or CMG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Red Brick under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Red Brick.

        (b) Prior to or at the Closing, Engage and CMG, acting through their respective Boards of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Red Brick, to waive or extend the time for the compliance or fulfillment by Red Brick of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Red Brick under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Engage.

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  9.7.  Assignment.  Except as expressly contemplated hereby, neither this
        ----------
Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that either party may assign this Agreement and any of its rights, interests or obligations hereunder to any assignee or successor in interest to any of the shares of Red Brick Common Stock (with respect to SECTION 5.11) or to any assignee or successor in interest to such party in connection with a merger, acquisition or consolidation of such party or to any acquiror in connection with the sale of all or substantially all of such party's assets, including, without limitation, the sale, merger or acquisition of Engage or the sale, merger or acquisition of CMG. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  9.8.  Notices. All notices or other communications which are required or
        -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by confirmed facsimile transmission, by registered or certified mail, postage prepaid, or by a nationally recognized courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received, if addressed as set forth below or at such other address as either party may designate by notice pursuant to this SECTION 9.8:

        If to Red Brick:                Red Brick Systems, Inc.
                                        485 Alberto Way
                                        Los Gatos, CA  94052
                                        Attn:  Contracts/Legal
                                        Telephone:  (408) 399-7805
                                        Facsimile:  (408) 399-7277

        with a copy to:                 Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP
                                        155 Constitution Drive
                                        Menlo Park, CA  94025
                                        Attn:  Daniel E. O'Connor, Esq.
                                        Telephone: (415) 321-2400
                                        Facsimile: (415) 321-2800

        If to Engage or CMG:            Engage Technologies, Inc.

                                        100 Brickstone Square
                                        Andover, MA  01810
                                        Attn:  President
                                        Telephone: (508) 684-3642
                                        Facsimile: (508) 684-3636

                                        CMG Information Services, Inc.
                                        100 Brickstone Square
                                        Andover, MA  01810
                                        Attn:  President
                                        Telephone: (508) 684-3676
                                        Facsimile: (508) 684-3674

        with a copy to:                 Palmer & Dodge LLP
                                        One Beacon Street
                                        Boston, MA  02108
                                        Attn:  William Williams II, Esq.
                                        Telephone: (617) 573-0360
                                        Facsimile: (617) 227-4420

  9.9.  Governing Law; Jurisdiction.  This Agreement and the Related Agreements
        ---------------------------
shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of Laws. Red Brick, CMG and Engage each agree that all disputes arising among them related to this Agreement and the Related Agreements in any respect, whether arising in contract, tort, equity or otherwise, shall be resolved only and exclusively in either the United States Federal Court in Boston, Massachusetts, or in a Massachusetts state court located in Essex County, Massachusetts. Red Brick hereby consents to the jurisdiction of the United States Federal Court in Boston, Massachusetts, and of the Massachusetts state courts in Essex County, Massachusetts, with respect to any action, suit or proceeding commenced in any such court by CMG or Engage or by their successors or assigns, and Red Brick waives any defense it may have with respect to such jurisdiction or with respect to the proper venue of any such action, suit or proceeding in any such court.

  9.10.  Counterparts; Facsimile.  This Agreement may be executed in two or more
         -----------------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of a signature page by facsimile transmission shall be deemed to be legally sufficient execution and delivery of the page and the agreement or instrument for which it relates.

  9.11.  Captions; Articles and Sections.  The captions contained in this
         -------------------------------
Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

  9.12.  Interpretations.  No party to this Agreement shall be considered the
         ---------------
draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed, interpreted and enforced according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

  9.13.  Survival of Warranties.  All representations and warranties contained
         ----------------------
in this Agreement, including the Exhibits and Schedules delivered pursuant hereto, shall speak only as to the Closing Date, and shall then survive the Closing Date for a period of two
(2) years and shall thereupon terminate and be of no further force or effect. Notwithstanding the foregoing, the representations and warranties set forth in SECTIONS 2.8 through 2.11 hereof shall not survive the Closing Date except to the extent that any misrepresentation on the part of Engage or CMG with respect thereto has a materially adverse effect upon the ability of CMG and Engage to satisfy their indemnification obligations set forth in ARTICLE 7 hereof.

  9.14.  Enforcement of Agreement.  The Parties hereto agree that irreparable
         ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any United States Federal Court in Boston, Massachusetts, or in any Massachusetts state court in Essex County as provided in SECTION 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.15.  Severability.  Any term or provision of this Agreement which is invalid
         ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto as of the day and year first above written.



                                        CMG INFORMATION SERVICES, INC.



                                        By:     /s/ David S. Wetherell
                                           -------------------------------------

                                        Name:   David S. Wetherell
                                             -----------------------------------

                                        Title:  President
                                              ----------------------------------



                                        ENGAGE TECHNOLOGIES, INC.



                                        By:     /s/ David S. Wetherell
                                           ------------------------------------

                                        Name:   David S. Wetherell
                                             ----------------------------------

                                        Title:  President
                                              ---------------------------------



                                        RED BRICK SYSTEMS, INC.


                                        By:     /s/ Christopher G. Erickson
                                           ------------------------------------

                                        Name:   Christopher G. Erickson
                                             ----------------------------------

                                        Title:  President
                                              ---------------------------------

                                 EXHIBIT LIST
                                 ------------



Exhibit A       Description of Technology

Exhibit A-1     Intellectual Property Related to Database Technology

Exhibit B       Engage Disclosure Memorandum

Exhibit C       Red Brick Disclosure Memorandum

Exhibit D       Opinion of Palmer & Dodge LLP

Exhibit E       Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                Hachigian LLP

Exhibit F       Mutual Reseller and Alliance Agreement

Exhibit G       Transferred Employee Agreement and Release

                 EXHIBIT A: DESCRIPTION OF DATABASE TECHNOLOGY


Below are generic descriptions of the products known under the trade names Engage.Discover and Engage.Fusion.


The technology acquisition from Engage Technologies, Inc. includes the following primary capabilities:


  . Definition of source data integration and generation of the resulting target data in multiple formats

  . Analysis of data in databases by means of iterative queries and creation of business objects that represent database schema

  . Centralized metadata management and storage

The technology for the definition of source data integration and generation of the resulting target data warehouse in multiple formats includes a graphical tool that can be used to design, evolve, generate, and control the execution of the data integration process. This technology supports creating a data integration process that combines relational operations, as well as non-relational, normalizing, and systematizing operations. It also includes capabilities that allow it to scale well in terms of data integration complexity, of data schema complexity, and of data volume and processing speed. It supports generation of very large scale data warehouses on parallel processing computing systems, using a multiple input, multiple output, multiple operation parallel execution model.

The following are sub-components of the data integration and generation technology:


 .  Data integration process architect GUI          .  Visual programming
   (graphical user interface)                         (diagramming) interface

 .  Schema import facility                          .  C++ code generator

 .  Data integration server run-time                .  Data flow processing
                                                      "engine"
 .  Data integration operators                      .  Parallel processing
                                                      framework
 .  Database-specific load and unload interfaces    .  Online help and
                                                      documentation

The technology for data analysis employs deductive analysis techniques that can result in customized sets of queries. It allows queries using objects of many types and sizes, including customized business objects and SQL objects. It contains capabilities that allow it to analyze very large quantities of data. The technology for creating business objects involves importing database schemas and a defining a mapping between those schemas and sets of objects defined by the user that will be used to create iterative queries against the database.

The following are the sub-components of the data analysis and interactive query and display technology:

 .  End-User query GUI                               .  Semantic object query
                                                       language (SOL) generator
                                                       and SOL interpreter
 .  Results manager                                  .  Administrator GUI
 .  Object model and schema editor                   .  Object-relational mapper
 .  Database-specific SQL generator                  .  Administrator GUI

The technology for centralized metadata manipulation and storage stores the metadata used by the other components. The metadata technology is object-based and allows storage of various schemas as well as other kinds of metadata.

The following are the sub-components of the metadata technology:

 .  Metadata facility                                .  Metadata user
                                                       management GUI

 .  Metadata object model                            .  Interface to Object
                                                       Design's Object Store


See also Addendum 1 to Listing of source and object files related to
         -----------------------------------------------------------
Engage.Fusion, Engage.Discover, and Engage Metadata Facility attached to and
------------------------------------------------------------
becoming part of Exhibit A-1.


EXCLUSIONS FROM TECHNOLOGY ACQUISITION:

Data integration process definitions, business object definitions and schemas, and queries for Engage Technology's Web-based interactive marketing solutions.


                     Schedule 5.6 Hardware to be Purchased

PURCHASED EQUIPMENT LIST 8/26/97                                    LEASED/         ORIGINAL   DEPRECIATION    BOOK VALUE
                                                                    PURCHASED       PRICE      AS OF 7/31/97   AS OF 7/31/97
             Tom Perry                     Vectra 500               Purchased       $  4,007   $   401         $    3,606
             Mei Hong                      Powermate P150           Purchased       $  4,208   $ 1,262         $    2,946
             Toby Bloom                    Powermate P120           Purchased       $  4,358   $ 1,307         $    3,051
             Toby Bloom                    Gateway Laptop           Purchased       $  3,741   $ 1,122         $    2,619
             Steve Leland                  Powermate P150           Purchased       $  4,312   $ 1,294         $    3,018
             Robert Blazewicz              Powermate P150           Purchased       $  4,077   $   408         $    3,669
             Sue Mildrum                   Powermate                Purchased       $  4,151   $ 1,245         $    2,906
             Lisa Frechette                Vectra 500               Purchased       $  3,455   $   346         $    3,110
             Steve Baron                   Powermate P120           Purchased       $  2,600   $   780         $    1,820
             Basil Harris                  Tecra 730CDT             Purchased       $  7,111   $ 1,185         $    5,926
             Susan Hymanson                Gateway PC3              Purchased       $  5,616   $ 1,685         $    3,931
Retained Contractor PC's
             JinLei Liu                    Powermate P120           Purchased       $  2,600   $   780         $    1,820
Server PC's
             Dilbert                       Powermate P150           Purchased       $  3,377   $ 1,013         $    2,364
Test/Demo/Build PC's
             (David Alves)                 Powermate P150           Purchased       $  4,721   $ 1,416         $    3,305
             (Elisabeth Bayle)             Vectra 500               Purchased       $  2,242   $   224         $    2,017
             (Pranesh Shah)                Powermate P150           Purchased       $  3,999   $ 1,200         $    2,799
             (Ashok Ambati)                Powermate P150           Purchased       $  3,999   $ 1,200         $    2,799
             (Harish Honwad)               Powermate P150           Purchased       $  3,999   $ 1,200         $    2,799
             (Mukesh Agarwal)              Powermate P150           Purchased       $  3,401   $   340         $    3,061
             (Lab)                         Powermate P120           Purchased       $  2,600   $   780         $    1,820
             (Lab)                         Powermate P150           Purchased       $  4,031   $   403         $    3,628

                                                                                                               ==========
TOTAL NET BOOK VALUE AND REMAINING LEASE PAYMENTS                                                              $   63,013
                                                                                                               ==========

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

          Schedule 5.7 Transferable Software Licenses and Agreements

Engage will attempt to transfer the Software Licenses and Agreements on or before October 8, 1997. If Engage is unable to receive permission to transfer the Software Licenses or Agreements, transfer shall not take place.


VENDOR                                             ASSIGNABILITY
 Atria Software, Inc.                              Development Tool
 20 Maguire Road                                   Sec. 2: Assignable
 Lexington, MA 02173-3104                          as part of transfer
                                                   involving substantially
                                                   all assets

 Pure Atria                                        Development tool
(See Atria above)                                  (See Atria above)

Visual Components-Sybase                           Embedded
15721 College Blvd.                                Sec. 5: Assignable
Lenexa, KS  66219                                  with notice

Northwoods Software Corp.                          Embedded
142 Main Street                                    Assignable per Sec. 7.7
Nashua, NH  03060                                  and Exhibit H Sec. 9

Parallel Virtual Machine System                    Transferability Not
(PVM v.3.3)                                        Prohibited
U. of Tennessee, Knoxville,TN
Oak Ridge National Laboratory, Oak Ridge, TN
Emory University, Atlanta, GA

ACE (Douglas C. Schmidt & Washington University)   Transferable
Department of Computer Science
School of Engineering and Applied Science
Washington University
Bryan Hall, Room 503
Campus Box 1045
One Brookings Drive
St. Louis, Missouri 63130-4899


MicrosoftCorporation                                 Development Tool
One Microsoft Way                                    Transferrable under
Redmond, WA 98052-6399                               Sec. 5(d)

 DESCRIPTION
 16-Clearcase User License on Sun/Maintenance              $            2,500.00 $             385.00    $        46,160.00
 10- Clearcase Attache for Windows/Maintenance             $              795.00 $             160.00    $         9,550.00
 Maintenance Period 11/1/96-10/31/97                       Taxes & Freight                               -------------------



                                                           Price /unit            Maintenance           Extended Price
2-Purify NT Subscription/Maint                             $              439.70 $             250.00   $          1,379.40
2-Purify 4.X Simple License/Maint                          $            1,235.30 $             250.00   $          2,970.60
2-Quantify 2.0 Simple License/Maint                        $            1,235.30 $             250.00   $          2,970.60
2-Pure Coverage 1.0 Simple License/Maint                   $              881.70 $             200.00   $          4,326.80
Maintenance period=Support/Updates for One Year            tax & freight                                $            474.20
                                                                                                        -------------------
Order Date 2/20/97                                                                                      $         12,121.60

 Royalty free License
 Marking requirements specified in Addendum A                                                          $             250.00
 Quantity #1

 See Schedule 9.1(a) List of Assumed Liabilities
 Consent received from Northwoods on
 August 26, 1997.

Free Commercial Use.  May freely distribute without fee.
 Copyright notice must appear in all distributed copies.
 Copyright notice and permission notice must appear in supporting documentation.



Platform and Communication Independent Library
Free Commercial Use.
 Include copyright statement along with code built using ACE.

Visual C++ multiple versions
Quantity #25
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

Dreamlight, Inc.                                    No Prohibition                 Embedded             Production of Icons for
38 Montbvale Ave., Suite 220                      Against Assignment                                    Engage.Discover
Stoneham, MA 02180                                                                                      Cost: $3,517.50 (Icons must
                                                                                                        carry
                                                                                                        Dreamlight's signature as
                                                                                                        per invoice Terms &
                                                                                                        Conditions


Lotus Development Corp. (Lotus Notes License)   Transferable under Sec.          Development            PP Instl/Maint Notes
55 Cambridge Parkway                            2. Restrictions                      Tool               Desktop Client
Cambridge, MA 02142                             20 Licenses                                             Communications Software
                                                                                                        Agreement

Indian Institute of Technology                  Agreement made as of January 1, 1997 by                 Projects designed to
Powai Bombay-400 076                            and between Engage Technologies, Inc.                   produce research in the
INDIA                                           and Indian Institute of Technology                      areas of Sequential
                                                                                                        Optimization and Parallel
                                                                                                        Optimization

Persistent Systems Pvt. Ltd.                    Software Development Agreement made as of August        Persistent Systems to
Kapilvastu                                      1, 1996 between CMG Direct Interactive, Inc. (Engage)   perform software
397/9 S.B. Road                                 and Persistent Systems Pvt. Ltd.                        engineering, test and
Pune, INDIA 411053                                                                                      documentation services

SOFTWARE ON PC'S                                All commodity Software on PC's that is transferable will be transfered free of charge. Engage will contact vendors of non-transferable licenses and attempt to obtain permission to transfer licenses on or before October 8, 1997. See List below.



                                              6 Windows NT 4.0 Server
                                             20 Windows NT 4.0 Workstation
                                             12 Windows 95
                                             20 Microsoft Office 95
                                              5 Microsoft Office 97
                                             25 Microsoft Exchange Client 4.0
                                             25 Norton Anti-Virus 2.0
                                             25 Microsoft Visual C++
                                              5 Microsoft Project 4.1
                                             20 WRQ Reflection X
                                             25 Integraph Disk Access
                                              2 Blue Sky WinHelp Office
                                              2 Blue Sky RoboHelp
                                              2 Blue Sky Web Office
                                              2 Paint Shop Pro
                                              1 QuarterDeck HiJaak 95
                                              1 Corel Draw
                                              5 Visio Technical 4.0
                                              2 Microsoft Publisher
                                              3 Microsoft Visual Basic
                                              2 Microsoft MSDN
                                              1 Install Shield
                                              1 Demo Shield

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                 Schedule 5.7 Transfereable Software Licenses


                1 MKS Toolkit
                1 Arcada Backup Exec
                2 Stingray Objective Toolkit
                2 Stingray Objective Grid
                5 Rogue Wave Tools.H++
               20 Lotus Notes






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